Exhibit 5.1

99 Bishopsgate
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United Kingdom
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Re:	ReNew Energy Global plc – Registration Statement on Form F-4 Exhibit 5.1

Ladies and Gentlemen:

We have acted as English legal advisers to ReNew Energy Global plc, a public limited company incorporated in England and Wales (the “Company”) in connection with:

(a)

(i) the proposed merger of ReNew Power Global Merger Sub, a Cayman Islands exempted company (“Merger Sub”) with and into RMG Acquisition Corporation II, a Cayman Islands exempted company (together with its successors, “RMG II”), with RMG II being the surviving entity (the “Merger”), and (ii) immediately following the Merger, the cancellation of all the outstanding Class A ordinary shares (the “RMG II Class A Shares”) and Class B ordinary shares (“RMG II Class B Shares”, and together with the RMG II Class A Shares, the “RMG II Ordinary Shares”) issued by RMG II in exchange for the allotment and issue by the Company of one Class A ordinary share of $0.0001 each in the capital of the Company (the “ReNew Global Class A Shares”) (the “Merger Shares”), in each case, pursuant to a definitive business combination agreement dated 24 February 2021 between, among others, the Company and RMG II (the “Business Combination Agreement”); and

(b)

the preparation and filing of the registration statement on Form F-4 to which this opinion letter is attached as an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to the Business Combination Agreement and as set out in the Registration Statement, it is proposed that each RMG II Ordinary Share will be cancelled and exchanged for one Merger Share each.

1.	INTRODUCTION

1.1	Purpose

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter, we have reviewed only the following documents and conducted only the following enquiries and searches:

(a)	a search at Companies House in respect of the Company conducted on 14 May 2021 at 10.16 a.m. (London time);

(b)	an enquiry at the Central Registry of Winding Up Petitions, London on 14 May 2021 at 10.15 a.m. (London time) with respect to the Company

(paragraphs (a) and (b) together, the “Searches”);

(c)	a PDF copy of the certificate of incorporation of the Company dated 23 February 2021;

(d)	a PDF copy of the certificate of incorporation of the Company on re-registration as a public company dated 12 May 2021;

(e)	a PDF copy of the current articles of association of the Company;

(f)	a copy of the articles of association proposed to be adopted by the Company upon completion of the Merger; and

(g)

PDF executed copies of the written resolutions of the board of directors of the Company (the “Board”) dated 23 February 2021, 23 February, 11 April 2021 and 4 May 2021 and 23 February, 11 April 2021 and 4 May 2021; and

(h)	a copy of the draft Registration Statement initially dated 17 May 2021 filed with the SEC on 17 May 2021.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and shall be construed in accordance with English law, and relate only to English law as applied by the English courts as at today’s date. In particular:

(a)

we have not investigated the laws of any country other than England and we assume that no foreign law, (including, for the avoidance of doubt, European Union law on and after 1 January 2021), affects any of the opinions stated below; and

(b)	we express no opinion in this letter on the laws of any jurisdiction other than England.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINIONS

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, and subject further to the following:

(a)	the Registration Statement, as finally amended, having become effective under the Securities Act;

(b)

the Merger having been approved by the shareholders of RMG II and all other actions, consents or orders necessary to implement the Merger pursuant to the Business Combination Agreement having been taken, received or made, as applicable;

(c)

the Company in general meeting duly and validly having resolved: (i) as an ordinary resolution to authorise the Board pursuant to section 551 of the Companies Act 2006 (“CA 2006”) to allot shares in the Company credited as fully paid up, up to an aggregate nominal amount equal to such number of RMG II Ordinary Shares issued and outstanding as at the date of completion of the Merger pursuant to the Business Combination Agreement; and (ii) as a special resolution to empower the directors of the Company pursuant to section 570 of CA 2006 to allot such shares, free of the restrictions in section 561 of CA 2006, and such resolutions remaining in full force and effect and not having been rescinded or amended;

(d)

the directors of the Company having validly resolved to allot the Merger Shares, at a duly convened and quorate meeting of the Board or by way of a duly passed written resolution of the Board and such Board resolution being in full force and effect and not having been rescinded or amended; and

(e)	valid entries having been made in relation to the allotment and issue of the Merger Shares in the books and registers of the Company,

it is our opinion that, as at today’s date, the Merger Shares, if and when issued and delivered as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof in connection with the Merger) and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINION

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the Merger or the transactions contemplated thereby.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	DISCLOSURE AND RELIANCE

This letter is addressed to you solely for your benefit in connection with the Registration Statement and may be relied upon by you and persons entitled to rely upon it pursuant to the application provisions of the Securities Act. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This letter may not be relied upon by you for any other purpose, and, other than as set out above, may not be furnished to, or assigned to or relied upon by any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

LATHAM & WATKINS

SCHEDULE 1

ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

1.

The genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

2.	that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

3.	that the proposed articles of association of the Company examined by us are adopted without amendment prior to the date of allotment and issue of the Merger Shares (the “Allotment Date”);

4.

that all documents, forms and notices which should have been delivered to the UK Companies House in respect of the Company have been so delivered, that the results of the Searches are complete and accurate, that the position has not changed since the times at which the Searches were made and that the results of the Searches will remain complete and accurate as at the Allotment Date;

5.

that the resolutions of the Board were duly passed as written resolutions of the Board, all constitutional, statutory and other formalities were duly observed and such resolution was duly adopted, and such resolutions have not been revoked or varied and remains in full force and effect and will remain so as at the Allotment Date;

6.

that the Business Combination Agreement and all obligations thereunder have been entered into and the Merger Shares will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on the business of the Company and that there are reasonable grounds for believing that the entry into of the Business Combination Agreement and the allotment and issue of the Merger Shares will promote the success of the Company for the benefit of its members as a whole; and

7.

that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, administration, winding-up, dissolution, reorganisation or bankruptcy or similar procedures in other relevant jurisdictions, of, or for the commencement of a moratorium in respect of or the appointment of a liquidator, receiver, trustee, administrator, administrative receiver, monitor or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution, moratorium or administration order, application or filing; or appointment of a liquidator, receiver, administrator, administrative receiver, monitor or similar officer has been made with respect to the Company).

SCHEDULE 2

RESERVATIONS

The opinions in this letter are subject to the following reservations:

1.

the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition, filing or order has been presented or made, a monitor or receiver appointed, a company voluntary arrangement proposed or approved or a moratorium or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court;

2.

any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes, restructuring plans or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

3.	we express no opinion as to matters of fact; and

4.

it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.